Exhibit 99.(d)(2)(L)(ii)

FIRST AMENDMENT TO

AMERICAN BEACON FUNDS

INVESTMENT ADVISORY AGREEMENT

This Amendment to the American Beacon Funds Investment Advisory Agreement (“Amendment”) is made this 1st day of July, 2018 by and among American Beacon Funds, a Massachusetts Business Trust (the “Trust”), American Beacon Advisors, Inc., a Delaware Corporation (the “Manager”), and Stephens Investment Management Group, LLC (the “Adviser”);

WHEREAS, the Manager and Adviser entered into an Investment Advisory Agreement dated as of April 30, 2015 (as amended, supplemented, restated or otherwise modified, the “Agreement”), and

WHEREAS, the parties desire to amend certain provisions of the Agreement, as more particularly set for the below.

NOW, THEREFORE, in consideration of mutual covenants herein contained, the parties hereto agree as follows:

1.	Amendment to Schedule A of the Agreement

For the American Beacon Stephens Mid-Cap Growth Fund, the compensation to the Adviser table is deleted and replaced with a flat fee of 0.45% per annum on average assets.

2.	Miscellaneous

(a)       Except as expressly amended by this Amendment, all provisions of the Agreement shall remain in full force and effect. Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Agreement.

(b)       This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

Stephens Investment Management Group, LLC		American Beacon Advisors, Inc.
	/s/ J. Warren Simpson		/s/ Jeffrey K. Ringdahl
By:	J. Warren Simpson	By:	Jeffrey K. Ringdahl
Title:	President	Title	President and Chief Operating Officer

American Beacon Funds

/s/ Gene L. Needles, Jr.
By:	Gene L. Needles, Jr.
Title:	President
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